Exhibit 10.1

AMENDED AND RESTATED

SEPARATION AGREEMENT AND GENERAL RELEASE

This Amended and Restated Separation Agreement and General Release (“Agreement”) is made between Alexander M. Winiecki, whose address is 12 Boylston Terrace, Amherst NH 03031 (“Employee”) and Brookstone, Inc., a Delaware corporation (“Employer” or “Company”).

WHEREAS, Employer and Employee are parties to an Employment Agreement dated as of October 4, 2005 (“Employment Agreement”);

WHEREAS, Employee held the position of Executive Vice President, Store Operations of the Employer;

WHEREAS, effective July 12, 2006 (“Termination Date”), Employee resigned his position held with Employer and any affiliated entities; and

WHEREAS, the Company and the Employee have entered into that certain Separation Agreement and General Release, dated as of August 10, 2006 (the “Original Separation Agreement”), in connection with the termination of the Employee’s employment;

WHEREAS, pursuant to the Original Separation Agreement, Employee was deemed to have resigned his employment with Employer without Good Reason pursuant to Section 7(d) of the Employment Agreement as of the Termination Date, and all of his positions as an officer of Employer and any of its affiliated entities terminated as of that date; and

WHEREAS, the Company and the Employee desire to amend and restate the Original Separation Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree that the Original Separation Agreement is hereby amended and restated in its entirety as follows:

1. The Parties agree that, except as expressly and specifically provided herein, the Employment Agreement is terminated insofar as it may require the Company to make any further payments or to provide any further benefits to Employee.

For avoidance of doubt, Sections 8 and 11 of the Employment Agreement shall remain in full force and effect and are incorporated into this Agreement by reference. A copy of Sections 8 and 11 (“Restrictive Covenants”) are attached hereto as Exhibit A. Section references in Exhibit A are to the Employment Agreement.

2. Employee acknowledges that, effective July 12, 2006, his employment and any and all positions he held with Employer and any affiliated entities were terminated by him without Good Reason, and as of that date he relinquished any and all of his authorities with each of those entities. Employee agrees and acknowledges that he has received a final payroll check in the gross amount of $29,166, which amount represents payment in full to Employee for Employee’s base salary through July 31, 2006, payment for 160 hours of vacation for fiscal year 2006 in accordance with New Hampshire law, less applicable payroll taxes and deductions. Employee agrees and acknowledges that Employee has been reimbursed for all business related travel and entertainment expenses incurred through the Termination Date. Employee agrees that Employee has no right to any further compensation, including medical benefits, except in accordance with the terms of this Agreement.

3. In consideration of Employee’s commitments as set forth in this Agreement, including the release of claims set forth below, Employer will continue to pay Employee, as severance pay and in accordance with the provisions of Section 3, Employee’s regular base salary, less legally required deductions and deductions requested by Employee, for ten (10) months following the Termination Date (the “Severance Period”).

a.	Severance payments will be made monthly according to the same schedule that Employee received Employee’s base salary prior to the Termination Date, except that severance payments will not commence until the first regularly scheduled pay date following the Effective Date of this Agreement as defined in Section 13. Such first severance payment shall include all severance pay due Employee pursuant to this Agreement from the Termination Date through the closing date of the pay period in which the first severance payment is made, less deductions required by law or requested by Employee. All other severance payments shall consist of Employee’s regular monthly base salary, less deductions required by law or requested by Employee. For the avoidance of doubt, Employee acknowledges and agrees that the aggregate severance payments shall equal $291,660 (subject to any deductions required by law or requested by Employee).

b.

Subject to Section 3(c) below, from the Termination Date until October 4, 2008 (the “Benefit Continuation Period”), Employee will continue to participate in those Brookstone group health and dental plans, under the terms of any such plans as may be in effect during such period, on the same cost-sharing basis as during Employee’s tenure with Brookstone as a full-time employee. During the Severance Period, Employee’s premium contribution will be deducted automatically from the severance payments, and Employee’s signature on this Agreement serves as authorization for such deductions. During the portion of the Benefit Continuation Period following the Severance Period, Employee shall pay his premium contribution to Employer in cash at or prior to the end of each pay period or in such other manner as may be mutually agreed upon by him and Employer. To the extent that Employee has elected to include qualified dependents under the benefits made available under Brookstone’s group health and dental insurance plans, the dependants will also continue to so participate. In no event shall the Employee participate in any Employer bonus or profit sharing plan the Termination Date. Employee acknowledges and agrees (for the avoidance of doubt) that, for purposes of the Brookstone Company, Inc. Retiree Health Plan, his termination of employment shall not be deemed to have occurred as a result of his retirement from service with the Company.

c.	Notwithstanding the foregoing, if during the period in which salary and/or benefits continue pursuant to the provisions of Section 3, Employee accepts other employment providing him medical and dental coverage, the continuation of his medical and dental coverage hereunder shall immediately cease.

4. You agree that the payments and other benefits provided under this Agreement are in complete satisfaction of any and all compensation due to you for services provided to Brookstone, and that they represent a benefit to which you are not otherwise entitled. You understand and acknowledge that you will not continue to earn vacation or other paid time off after the Termination Date and your participation in all employee benefit and fringe benefit plans of Brookstone will end as of the Termination Date excepting continuation rights as may be contained in this Agreement.

5. Upon the termination or expiration of the Benefit Continuation Period in accordance with Section 3(b) above, you and/or your qualified beneficiaries will become eligible to elect to continue to participate in Brookstone’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, Title X, as amended (“COBRA”) at your sole cost for limited periods of time as prescribed by COBRA. You will receive information regarding your COBRA rights at the end of the Benefit Continuation Period.

6. Employee’s Equity Securities.

a.

OSIM Brookstone Holdings, L.P. (“OBH”) is hereby exercising its rights under the Second Amended and Restated Limited Partnership Agreement of OBH LP (the “Partnership Agreement”), dated as of October 4, 2005, among OSIM Brookstone Holdings, Inc. (“OBH GP”) and each of the limited partners of OBH LP, to purchase the 61,409 Class A Common Limited Partnership Interests of OBH LP (the “Class A Interests”) and the 2,288 Class B Common Limited Partnership Interests of OBH LP (the “Make-Up Class B Interests”, and collectively with the Class A Interests, the “OBH LP Interests”) held by him. Subject to the terms and conditions set forth in this Agreement, Employee hereby agrees to sell to OBH LP, and OBH LP hereby agrees to purchase and accept from Employee on the date hereof, Employee’s right, title and interest in and to the OBH LP Interests in exchange for 455.56 shares of common stock, par value $0.01 per share, of Brookstone Holdings Corp. (the “Pass-Through Common Stock”), and Employee hereby agrees to sell to Brookstone Holdings Corp., and Brookstone Holdings Corp. hereby agrees to purchase and accept from Employee, the Pass-Through Common Stock on the first day after the date hereof, for a total purchase price equal to Six Hundred Fourteen Thousand Ninety Dollars ($614,090.00), which Employee agrees shall, notwithstanding anything to the contrary contained in the Partnership Agreement, be payable (without interest) in two equal installments by wire transfer of immediately available funds in accordance with wire transfer instructions set forth on the signature pages hereto, as follows: the first installment shall be paid on January 2, 2007 and the second installment shall be paid on July 2, 2007. For the avoidance of doubt, Employee and OBH LP hereby acknowledge and agree that the

Call Price and the Cost Price (each, as defined in the Partnership Agreement) of the Make-Up Class B Interests is zero.

b.	In accordance with Section 9.1(c) of the Partnership Agreement and Section 2.1 of the Shareholders Agreement, dated as of October 4, 2005, among OBH GP and each of the shareholders of OBH GP, Employee agrees to transfer to OBH GP the 61,409 ordinary shares in the capital of OBH GP held by him (the “OBH GP Shares”) for no additional consideration, simultaneously with the repurchase by OBH LP of the OBH LP Interests on the date hereof;

c.	Employee agrees to execute and deliver to the applicable party a written assignment, the form of which is attached hereto as Exhibit B, with respect to each of the (i) OBH LP Interests, (ii) OBH GP Shares and (iii) Pass-Through Common Stock.

d.	The OBH LP Interests and the OBH GP Shares held by Employee are owned of record and beneficially by Employee and represent all of the equity interests held by Employee and his direct and indirect Permitted Transferees (as defined in the Partnership Agreement) in the Applicable Entities (as defined in the Partnership Agreement), and Employee has good and marketable title to the OBH LP Interests and the OBH GP Shares, free and clear of any Liens (as defined in the Partnership Agreement) and the execution by Employee of this Agreement shall not result in the imposition of any Lien upon the OBH LP Interests, the OBH GP Shares or the Pass-Through Common Stock. Employee agrees that, upon his receipt of the Pass-Through Common Stock, he will not transfer any of the Pass-Through Common Stock other than to Brookstone Holdings Corp. in accordance with Section (a) above.

e.	Employee and OBH LP agree that the execution of this Agreement shall be deemed to satisfy all requirements with respect to the delivery of a Call Notice under the Partnership Agreement and, notwithstanding the provisions contained in Section 9.6 of the Partnership Agreement, the closing of the purchase of Employee’s OBH LP Interests, OBH GP Shares and Pass-Through Common Stock shall take place on the date hereof and the first day hereafter, as provided herein.

f.	Employee acknowledges and agrees that in accordance with the terms of the Restricted Interest Award Agreement (Time Vested) and the Restricted Interest Award Agreement (IRR Vested), each dated as of October 4, 2005, between OBH LP and Employee, all Restricted IRR Interests and Restricted Time Interests, including those Restricted Time Interests that are Vested Class B Interests (each as defined in such award agreements) were automatically forfeited by him upon the Termination Date.

g.	OBH LP and the Company represent and warrant that (A) this Agreement and each instrument executed and to be executed by the Company or any of its affiliated entities (“Company Entities”) in connection herewith constitute the legal, valid and binding obligations of the applicable Company Entity, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency or other Laws affecting generally the enforcement of creditors’ rights and doctrines of equity relating to the availability of specific performance as a remedy, and (B) the execution and delivery of this Agreement and each instrument executed and to be executed by a Company Entity in connection herewith, the consummation of the transactions contemplated herein, and the performance of, fulfillment of and compliance with the terms and conditions hereof and thereof by the Company Entities does not and will not: (i) conflict with or result in a breach of the organizational documents of any Company Entity, including any amendments and modifications thereto; or (ii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which any Company Entity is a party or by which any Company Entity or its assets or properties may be bound, which violation, conflict or default would have a material adverse effect on any Company Entity’s ability to consummate the transactions contemplated hereby.

h.	Employee and OBH LP agree to treat the above repurchase of the OBH LP Interests by OBH LP as a distribution to Employee under Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”) and that all income tax returns, reports and IRS forms filed by them shall be prepared consistently with such treatment. Employee and Brookstone Holdings Corp. agree to treat the above sale of the Pass-Through Common Stock by Employee to Brookstone Holdings Corp. as a complete redemption of Employee’s interest in Brookstone Holdings Corp. under Section 302(b)(3) of the Code for all income tax purposes and that all income tax returns, reports and IRS forms filed by them shall be prepared consistently with such treatment.

7. In consideration of this Agreement, including without limitation the making of the severance payments to you provided for in Section 3, Employee, on behalf of himself, his agents, heirs, representatives, assigns, executors and administrators (collectively, the “Releasors”), hereby releases and forever discharges Employer, its affiliated entities, Brookstone Holdings Corp., Brookstone Acquisition Corp, OBH LP, J.W. Childs Associates, L.P., and any and all of their respective parents, subsidiaries, predecessors, successors, assigns, employees, shareholders, members, officers, directors, agents, attorneys, representatives, affiliates, and related companies (collectively, the “Brookstone Releasees”) of and from any and all claims, causes of action, suits, charges, debts, demands and liabilities, both in law and in equity, including without limiting the generality of the foregoing, claims, demands or actions for wages, benefits, damages, attorney’s fees, or any other form of relief available, and any rights or claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (except for such rights and claims arising after the date of execution of this Agreement); the Vocational Rehabilitation Act of 1973, 29 U.S.C. § 701, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended; the Americans With Disabilities Act; the Family and Medical Leave Act; the Fair Labor Standards Act; and the state human rights laws of the state of New Hampshire, including but not limited to New Hampshire RSA 354-A; as well as any other federal, state, or local law, regulation, ordinance, judicial decision or public policy; as well as any contract, tort or other claims, whether known or unknown, which the Releasors now have, own or hold, or claim to have, own or hold, or which the Releasors at any time heretofore had, owned or held, or claimed to have had, owned or held against any Brookstone Releasees from the beginning of the world to the Effective Date of this Agreement, except for claims for breach of the terms of this Agreement. This shall be a full and final release of all claims, known and unknown, foreseen and unforeseen, regardless of the adequacy of the compensation or the extent or character of Employee’s injuries and/or damages. Employee expressly acknowledge and assume all risk, chance, or hazard that any injuries and/or damages may become permanent, progressing, greater, or more extensive than is known, anticipated, or expected.

Further, to the fullest extent permitted by law, Employee, on behalf of himself and all Releasors, agrees not to lodge any formal or informal complaint in court, with any federal, state or local agency or any other forum, including without limitation arbitration, in any jurisdiction, arising out of or related to any claim described above. Employee hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Brookstone Releasees in any jurisdiction or forum. Employee further represents, warrants and agrees that he has not in the past and will not in the future assign any claim to any person, corporation or other entity.

Execution of this Agreement by Employee operates as a complete bar and defense against any and all of Employee’s claims against Employer and/or the other Releasees. If Employee should hereafter make any claim in any charge, complaint, action or proceeding against Employer or any other of the Releasees, this Agreement may be raised as and shall constitute a complete bar to any such action, claim or proceeding and Employer and/or the other Releasees shall be entitled to and shall recover from Employee all costs incurred, including attorney’s fees, in defending against any such charge, complaint, action, claim or proceeding.

8. You agree to indemnify and hold Employer harmless from and against any and all loss, costs, damages, or expenses, including reasonable attorney’s fees, arising out of your breach of any of the terms in this Agreement, including, without limitation, any amounts incurred by Employer in connection with any attempt to enforce the terms of this Agreement against Employee.

9. You confirm that you have returned to Brookstone any and all Brookstone property currently in your possession or control including, without limitation, any Company vehicle, keys, access cards, computer equipment, telephones, credit cards, Brookstone documents, policies, manuals, personnel files and any other confidential materials and agree that you shall return any such property as described in this section which you locate after the execution of this Agreement.

10. You agree to cooperate with Brookstone at the request of Brookstone or its counsel, upon reasonable notice, with respect to all matters arising out of or during your employment at

Brookstone including but not limited to cooperation in connection with any judicial, administrative, or governmental investigation or proceeding. Brookstone will reimburse to you those reasonable out-of-pocket expenses incurred by you in performance of your obligations under this Section 10.

11. You covenant and agree not to disclose to anyone other than your immediate family and your personal financial, tax and legal advisors any information relating to the fact or contents of this Agreement, except that you may disclose this Agreement to the Internal Revenue Service and/or the New Hampshire Department of Employment Security if required by the applicable agency. You and Brookstone further agree that you may disclose only Section 9 of this Agreement and Sections 8 and 11 of the Employment Agreement to current or prospective employers or other business affiliates to aid in the enforcement of those sections. You likewise authorize Brookstone to disclose and provide copies of these provisions to any of your current or prospective employers or other business affiliates.

12. By signing this Agreement, you acknowledge that you:

a.	have read this Agreement;

b.	understand it is a legally binding agreement and that you were advised to review it with legal counsel of your choice;

c.	have had, or have had the opportunity to take, twenty-one (21) calendar days to discuss it with legal counsel of your choice before signing and that, if you sign before the end of such period, you do so of your free will and with full knowledge that you could have taken the full period;

d.	realize and understand that it applies to and covers all claims, demands, and causes of action of any kind whatsoever, including those under the ADEA, against Brookstone and the Brookstone Releasees, whether or not you know or suspect them to exist at the present time; and

e.	understand (1) the terms of this Agreement, (2) that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees, and (3) that your signing this Agreement is done voluntarily and with the full understanding of its consequences and you have not been forced or coerced in any way to do so.

13. You shall have a period of seven (7) calendar days after the date you sign this Agreement to revoke and cancel it. Any revocation and cancellation must be in writing, signed by you and received by Brookstone’s Vice President of Human Resources before the close of business of the seventh (7th) calendar day following the date you sign this Agreement. Consequently, the Agreement shall have no force and effect until the expiration of seven (7) calendar days following the day you sign it. As of the first business day following the expiration of the seven-day revocation period the “Effective Date” of this Agreement shall be the Effective Date under the Original Separation Agreement.

14. Each of the parties agree to the following miscellaneous provisions:

a.	All written notices to be given hereunder, whether pursuant to this Agreement or a provision of law, shall be given in person, by nationally recognized overnight courier service, or by first class United States mail, postage prepaid, return receipt requested, as follows and deemed received upon the earlier of (i) when acknowledged to be received or (ii) five (5) business days after mailing:

To Brookstone:    Brookstone, Inc.

                                Attn: Carol Lambert

                                Vice President Human Resources

                                One Innovation Way

                                Merrimack, New Hampshire 03054

With a copy to:        Kaye Scholer LLP

                                425 Park Avenue

                                New York, New York 10022

                                Fax: (212) 836-8689

                                Attn.: Stephen C. Koval, Esq.

                                           John D. Geelan, Esq.

To Employee:        Alexander M. Winiecki

                                12 Boylston Terrace

                                Amherst, NH 03031

b.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New Hampshire, or if it has or can acquire jurisdiction, in the United States District Court for the State of New Hampshire, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New Hampshire.

c.

This Agreement constitutes our entire understanding and supersedes all prior agreements between us, including, for the avoidance of doubt, the Original Separation Agreement. The Company and Employee each agree that as of the Effective Date, except as otherwise expressly and specifically provided for herein, any other agreement entered into between any of the Company Entities and the Employee shall be deemed null and void and of no further effect and superceded in all respects by this Agreement.

d.	No waiver of any rights caused by breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing.

e.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

f.	Should any provision of this Agreement be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this Agreement shall be enforceable and remain in full force and effect.

g.	Any employment tax payable as a result of this Agreement shall be the sole and exclusive responsibility of Employee. Employee acknowledges that the Company has given him no tax advice as to the appropriate tax treatment of the transactions described in this Agreement and that any taxes owing by Employee are his sole responsibility. Employee hereby agrees to hold harmless and indemnify the Company should it be determined by the IRS that any employment taxes (and any interest and penalties related thereto) are due with respect to the transactions described in this Agreement.

h.	This Agreement shall inure to the benefit of the parties hereto and their respective successors, heirs, legatees and legal representatives.

15. The parties hereto hereby acknowledge and agree that nothing in this Agreement shall affect the rights Employee has accrued under the Brookstone, Inc. Pension Plan.

ALEXANDER M. WINIECKI ____________________________________________________ Date:________________________________________________

BROOKSTONE, INC.

By:   ______________________________________________

Name:_____________________________________________

Title:   _____________________________________________

Date:______________________________________________

Solely with respect to Paragraph 6 OSIM BROOKSTONE HOLDINGS, L.P.

By: OSIM Brookstone Holdings, Inc., its general partner

By: ______________________________________ Name: Title:

Solely with respect to Paragraph 6. BROOKSTONE HOLDINGS CORP.

By: ______________________________________ Name: Title:

EXHIBIT A

EXHIBIT B

FORM OF ASSIGNMENT

For valuable consideration, the receipt of which is hereby acknowledged, Alexander M. Winiecki hereby [sells], assigns and transfers to __________________ all of his right, title, benefit, privileges and interest in and to the _____________________ (______) shares of [common stock] [Class A/B Interests] of ____________ (the “Company”) standing in his name on the books of the Company as of the date hereof.

Dated _____________, 2006

_______________________________________

Alexander M. Winiecki

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